Mr. John R. Alexander, Chairman of the Board

Mr. Ramon Rodriguez, Audit Committee Chairman

Mr. JD Alexander, President and Chief Executive Officer

August 23, 2010

Gentlemen,

Please accept this correspondence as my formal resignation as Chief Financial Officer and Treasurer of Alico, Inc. and each of its subsidiaries, effective on a date to be mutually determined between the Company and myself. I feel that the time has come for me to pursue other career opportunities. My decision is solely based on what I feel is the best path for myself and was reached after much soul searching and prayer. I wish the Company and its employees nothing but future success.

Sincerely

/s/ Patrick W. Murphy

Patrick W. Murphy

Senior Vice President and

Chief Financial Officer